SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]	Definitive Information Statement

AMAZING ENERGY OIL AND GAS CO.
(Name of Registrant as Specified In Its Charter)

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AMAZING ENERGY OIL AND GAS CO.
724 E. Metler Lane
Spokane, Washington 99218
 (509) 893-0171

INFORMATION STATEMENT

Introduction

This information statement is being mailed or otherwise furnished to stockholders of AMAZING ENERGY OIL AND GAS CO., a Nevada corporation (the "Company" or "We") in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of our common stock of proposals to:

1.	Amend our Articles of Incorporation ("Articles of Incorporation") to increase the number of authorized shares of common stock from five hundred million (500,000,000) shares, par value $0.001 per share to three billion (3,000,000,000) .

2.	Reverse stock split of our outstanding common stock on a one (1) share for forty (40) share basis.

This information statement is being first sent to stockholders on or about October 31, 2014.  We anticipate that the amendments to our articles of incorporation increasing the authorized share capital and creating a class of preferred shares will become effective on or about November 20, 2014, twenty-one (21) days after mailing.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Vote Required

On October 31, 2014, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, we had 491,504,333 shares of common stock issued and outstanding and 79,755 shares of Series A preferred stock outstanding.  Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.  Each share of Series A preferred stock had 10,000 votes.  The total voting power of the Series A preferred stock is 797,550,000 votes.  Accordingly, the combined voting power of all of the Series A preferred stock and all the common stock was 1,289,054,333 votes. The holders of the Series A preferred stock and the common stock vote as a single class on all matters submitted to stockholders.  The common stock and Series A preferred stock constitute the sole outstanding classes of our voting securities.

The proposed amendments required the approval of a majority of the voting power of the Company.  The transfer agent for the common stock is Columbia Stock Transfer Company, 601 E. Seltice Way, Post Falls, Idaho 83854.  Its telephone number is (208) 664-3544.

On October 15, 2014, three shareholders, Jed Miesner, individually; JLM Strategic Investments, LP; and, Cornerstone Fidelity Capital, LLC., holding a majority of our voting power or 1,182,398,505 votes (91.73% of the total voting power) executed a written consent approving the increase in authorized common shares to 3,000,000,000 shares and the reverse stock split on the basis of one (1) share for each forty (40) shares outstanding.  JLM Strategic Investments, LP and Cornerstone Fidelity Capital, LLC. are owned and controlled by Jed Miesner.

Meeting Not Required

Nevada Revised Statutes 78.320(2) provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the stockholders holding at least a majority of the voting power.

Furnishing Information

This information statement is being furnished to all holders of our common stock.  The Form 10-K for the year ending December 31, 2013 and all subsequent filings may be viewed on the Securities and Exchange Commission web site at www.sec.gov in the EDGAR Archives and are incorporated herein by reference.  We are presently current in the filing of all reports required to be filed with the Securities and Exchange Commission.

Dissenters Rights of Appraisal

There are no dissenter's rights of appraisal applicable to this action to amend the articles of incorporation and create a class of preferred stock.

Proposals by Security holders

No security holders entitled to vote has transmitted any proposals to be acted upon by you.

Security Ownership of Certain Beneficial Owner and Management

The following table sets forth, as of October 24, 2014, the beneficial shareholdings of persons or entities holding five percent or more of our common stock, our preferred stock, each director individually, each named executive officer and all directors and officers as a group.  Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial with the exception of JLM Strategic Investments, LP and Cornerstone Fidelity Capital, LLC. which are owned and controlled by Jed Miesner.

Name	Number of	Percentage of	Number of	Percentage of
Beneficial Owner	Common Shares	Ownership	Preferred Shares	Ownership

Terrerence J. Dunne	10,805,919	2.20%	-	-

Daniel R. McKinney, Sr.	2,400,000	0.49%	-	-

Matthew J. Colbert	2,200,000	0.45%	-	-

Total of all executive officers and directors (3 individuals)	15,405,919	3.13%	-	-

Jed Miesner	14,377,907	2.93%	-	-

JLM Strategic Investments, LP	58,109,232	11.82%	-	-

Cornerstone Fidelity Capital LLC	312,361,366	63.55%	79,755 (1)	100%

TOTALS	384,848,505	78.30%	79,755 (1)	100%

(1)	Each share of Series A preferred stock has 10,000 votes. Each share of Series A preferred stock has 10,000 votes. Accordingly JLM Strategic Investments has 797,550,000 Series A preferred votes and Mr. Miesner, JLM Strategic Investments, LP and Cornerstone Fidelity Capital, LLC have 384,848,505 common votes or a total of 1,182,398,505 votes, or a total of 91.73% of the total voting power which they may vote on any issue presented to the shareholders. Accordingly they have the ability to control the outcome of any issue presented to shareholders. Further, the holders of the Series A preferred stock and the Company's common stock shall vote as a single class on all matters submitted to stockholders, subject to the common shares having 1 vote per share and the Series A preferred shares having 10,000 votes per share. JLM Strategic Investments, LP and Cornerstone Fidelity Capital, LLC are owned and controlled by Jed Miesner.

PROPOSAL NO. 1
SHARE INCREASE AMENDMENT

The Board of Directors has approved, subject to stockholders' approval, an amendment to our Articles of Incorporation to increase our authorized shares of common stock from 500,000,000 shares to 3,000,000,000 shares, par value $0.001.

The Board of Directors has determined that this amendment is advisable and in our best interests.

General

On April 10, 2012, our Board of Directors approved, declared it advisable and in our best interest and directed that there be submitted to the holders of a majority of our common stock for approval, the prospective amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from three hundred fifty million (350,000,000) shares to five hundred million (500,000,000) shares, par value $0.001 per share.

Reasons for the Amendment

We are currently authorized to issue 500,000,000 shares of common stock. Currently, there are 491,504,333 shares of common stock outstanding. We are obligated in our contract to JLM Strategic Investments to convert their shares of Series A Preferred Stock to shares of common stock.  To convert all of their Series A Preferred Stock to shares of common stock we need to issue an additional 797,550,000 shares of common stock.  Currently, we can only issue 8,495,667 shares since our authorized shares of common stock are only 500,000,000 shares.  After the increase in the authorized number of shares of common stock, there will be available for issuance, 2,508,495,667 shares of our common stock. The par value of our common stock will remain $0.001 per share. The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of common stock. The share increase amendment will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock would remain unchanged.

The Board of Directors believes it is prudent to increase the authorized shares of common stock at this time since we are concurrently seeking shareholder approval to create a class of preferred stock. The amendment to increase the authorized shares of common stock at this time will alleviate the need to do it by a separate action sometime in the future.

More generally, the increase in the authorized number of shares of common stock will enable us to engage in (i) possible future financings and (ii) such other corporate purposes as the Board of Directors determines in its discretion. These corporate purposes may include future stock splits, stock dividends or other distributions, future financings, acquisitions and stock options and other equity benefits under our employee benefit plans. Currently, we have no plans to issue additional shares of common stock other than upon the exercise of outstanding options.

Certain Effects of the Amendment

The increase in authorized shares of common stock is not being proposed as a means of preventing or dissuading a change in control or takeover of us. However, use of these shares for such a purpose is possible. Authorized but unissued or unreserved common stock and preferred stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of us or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. In addition, the increase in authorized shares of common stock, if approved, may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful. The Board of Directors and our executive officers have no knowledge of any current effort to obtain control of us or to accumulate large amounts of shares of our Common Stock.

The holders of shares of our common stock are not entitled to preemptive rights with respect to the issuance of additional shares of common stock or securities convertible into or exercisable for shares of common stock. Accordingly, the issuance of additional shares of our common stock or such other securities might dilute the ownership and voting rights of stockholders.

The proposed amendment to the Articles of Incorporation does not change the terms of the common stock. The additional shares of common stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the common stock now authorized.

We could also use the additional shares of common stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of the common stock. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

PROPOSAL NO. 2

On October 15, 2014, our board of directors and our principal stockholders holding a majority of our voting power approved a reverse stock split of our issued and outstanding shares of common stock, on a one (1) share for forty (40) shares basis.   The effective date of the split will be established at the discretion of our board of directors.  We presently anticipate the split to occur on or about October 31, 2014.

All shares of our common stock have equal rights and privileges with respect to voting, liquidation and dividend rights.  Each share entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation.  Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities.  The common stock is not subject to redemption and carries no subscription or conversion rights.

Amendment to Articles of Incorporation

In connection with the Reverse Stock Split, we will not file with the State of Nevada an amendment to our articles of incorporation to reflect the split.  After the stock split, our current outstanding shares of common stock will be reduced from 491,504,333 shares to 12,287,608 shares.  Our authorized Series A Preferred Stock will remain unchanged with 10,000,000 million shares of Series A Preferred Stock authorized with a no par value per share of which 79,775 shares outstanding.  Each share of preferred stock has 10,000 votes and votes with the common shares on all matters submitted to the shareholders for a vote.

Under applicable Nevada law, a corporation may effect a reverse stock split without correspondingly decreasing the number of authorized shares of the same class or series if:

(a)	The board of directors adopts a resolution setting forth the proposal to decrease the number of issued and outstanding shares of a class or series; and
(b)	The proposal is approved by the vote of stockholders holding a majority of the voting power of the outstanding shares of the affected class or series.

Our board of directors has approved the Reverse Stock Split and stockholders holding a majority of our voting power have also approved the split by written consent.  Upon the effectiveness of the split, each share of our issued and outstanding common stock will be reverse split on a one (1) share for forty (40) shares basis.   Stockholders who would otherwise be entitled to receive fractional shares, because they hold a number of shares of common stock that is not evenly divided by the split ratio, will have the number of new shares to which they are entitled rounded up to the next whole number of shares.  No stockholders will receive cash in lieu of fractional shares.

Effect of the Reverse Stock Split

Split shares of common stock issued in connection with the Reverse Stock Split will be fully paid and non-assessable. The number of stockholders will remain unchanged as a result of the Reverse Stock Split. The Reverse Stock Split will decrease the number of outstanding common shares but will not affect any stockholder's proportionate interest in our company prior to the closing of the Share Exchange, except for minor differences resulting from the rounding up of fractional shares.  The par value of our common stock will remain unchanged.  While the aggregate par value of our outstanding common stock will be decreased, our additional paid-in capital will be increased by a corresponding amount.  Therefore, the Reverse Stock Split will not affect our total stockholders' equity.  All share and per share information will be retroactively adjusted to reflect the split for all periods presented in our future financial reports and regulatory filings.

Although it is generally expected that a reverse split will result in a proportionate increase in the market price of the split shares, there can be no assurance that our common stock will trade at a multiple of our current price, or that any price increase will occur or be sustained. If the market price of our stock declines after the implementation of the Reverse Stock Split, the percentage decline as an absolute number and as a percentage of our overall market capitalization would be greater than would be the case in the absence of the reverse split.

Furthermore, the possibility exists that the reduction in the number of outstanding shares will adversely affect the market for our common stock by reducing the relative level of liquidity.  In addition, the Reverse Stock Split may increase the number of the stockholders who own odd lots, or less than 100 shares.  Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Reverse Stock Split will achieve the desired results outlined above.

Following the Reverse Stock Split, we will have issued and outstanding approximately 12,288,000 shares of common stock, without giving effect to the rounding up of fractional shares.

Following the Reverse Stock Split, we will have the corporate authority to issue 2,987,712,000 shares of authorized but unissued common stock.  These shares may be issued without stockholder approval at any time, in the sole discretion of our board of directors. The authorized and unissued shares may be issued for cash, to acquire property or for any other purpose that is deemed in the best interests of our company.  Any decision to issue additional shares will reduce the percentage of our stockholders' equity held by our current stockholders and could dilute our net tangible book value.  We have no immediate plans, proposals or arrangements, written or otherwise, to use these authorized and unissued shares of common stock following the Reverse Stock Split other than to issue shares of common stock in connection with the conversion of our Series A Preferred Stock.  Under the terms of the Series A Preferred Stock, when there are sufficient unissued shares of common stock available, the Series A Preferred Stock must automatically convert to common stock.  That means that an additional 797,550,000 shares of common stock will be issued to holders of the Series A Preferred Stock.

Our authorized and unissued shares could possibly be used by management to oppose a hostile takeover attempt, delay or prevent changes of control, or changes in or removal of management.  This could include transactions that are favored by a majority of stockholders, or in which the stockholders might otherwise receive a premium for their shares over then-current market price, or benefit stockholders in some other manner.  Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price.  In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case.

The available authorized and unissued shares of common stock gives the company the ability to cause a potential anti-takeover effect by creating potential dilution to the number of outstanding shares. Such dilution will cause a party attempting a takeover to be required to buy more shares of the company stock and to expend additional resources to accomplish a takeover.  The Reverse Stock Split is not part of a plan by management to affect the ability of third parties to take over or change control of the company, nor are we currently contemplating any such anti-takeover plan.

We will not become a private company as a result of the reverse split, we expect that our common stock will continue to be quoted on the OTC-QB and we plan to continue to file periodic and other reports with the SEC under the Exchange Act.

Following the Reverse Stock Split, the share certificates you now hold will be replaced with new certificates. You are not required to exchange your certificates for new certificates.   The old certificates now in your possession will be cancelled.   In the future, new share certificates will be issued reflecting the stock split, but this in no way will affect the validity of your current share certificates.  The reverse split will occur on the effective date without any further action on the part of our stockholders.  After the effective date of the reverse split, each share certificate representing shares of pre-split common stock will be deemed to represent 1/40 shares of post-split common stock.  Certificates representing post-split common stock will be issued in due course by our transfer agent:  Columbia Stock Transfer Company, 601 E. Seltice Way, Post Falls, Idaho 83854.  Its telephone number is (208) 664-3544.

Reason for the Reverse Stock Split

We currently have 500,000,000 shares of common stock authorized.  We are committed to have to issue additional shares of common stock to our holders of our Series A Preferred Stock upon conversion of those shares to shares of common stock.  Currently, we cannot convert all of the Series A Preferred Stock to shares of common stock because we do not have enough authorized shares to permit us to do so.  Also, out stock currently trades at $0.03.  We also believe our common stock would trade better in the market if its price per share was in the $1.00 to $2.00 range.  The reverse stock split will help us achieve that objective.  Accordingly, for both of the foregoing reasons, we have elected to reverse split our shares of common stock.

GENERAL STATEMENTS

We request that stockholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing post-split shares that are issued in exchange for old pre-split certificates representing restricted shares, will contain the same restrictive legend as on the old certificates.  Also, for purposes of determining the term of the restrictive period applicable to the new post-split shares, the time period during which a stockholder has held their existing pre-split shares will be included in the total holding period.

Accounting Matters

The par value per share of the common stock will remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of the common stock outstanding. The company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Other Effects on Outstanding Shares

When the Reverse Stock Split is implemented, the rights and preferences of the outstanding shares of the common stock will remain the same after the Reverse Stock Split. Each share of common stock issued pursuant to the Reverse Stock Split will be fully paid and non-assessable. The Reverse Stock Split would result in some stockholders owning "odd-lots" of less than 100 shares of the common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

No Appraisal Rights

Under Nevada Corporations Law, stockholders are not entitled to appraisal rights with respect to the proposed Reverse Stock Split and amendment to our articles of incorporation.

United States Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to a stockholder (hereinafter a "U.S. stockholder") that is a "United States person," as defined in the Internal Revenue Code of 1986, as amended (the "Code").  This summary is not intended to be a complete discussion of all possible U.S. federal income tax consequences of the Reverse Stock Split and is included for general information purposes only.  Further, it does not address any state, local or foreign income or other tax consequences.  For example, state and local tax consequences of the Reverse Stock Split may vary significantly as to each U.S. stockholder, depending upon the state in which such stockholder resides or does business.  Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities.

The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which are subject to change retroactively as well as prospectively. This summary also assumes that the shares held by a U.S. stockholder prior to the Reverse Stock Split ("Old Shares") were, and the shares owned by such stockholder immediately after the Reverse Stock Split ("New Shares") will be, held as "capital assets," as defined in the Code, generally property held for investment.  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.  The discussion below regarding the U.S. federal income tax consequences of the Reverse Stock Split also is not binding on the Internal Revenue Service or the courts.  Accordingly, each stockholder is urged to consult with his, her or its own tax advisor with respect to the tax consequences of the Reverse Stock Split.

No gain or loss should be recognized by a U.S. stockholder upon such stockholder's exchange, or deemed exchange, of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis and holding period of the New Shares received in the Reverse Stock Split should be the same as such stockholder's aggregate tax basis and holding period in the Old Shares being exchanged.   Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times.  Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

We are hereby notifying our stockholders of the approval of the Reverse Stock Split and, pursuant to the Exchange Act, filing this Information Statement on Schedule 14C, which will be mailed to all stockholders of record as of the record date established therefore.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement that describes the purpose and effect of the above actions.  Your consent to the above actions are not required and are not being solicited in connection with this action.  This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

BY ORDER OF THE BOARD OF DIRECTORS

November 4, 2014	TERRENCE J. DUNNE
Terrence J. Dunne
President